Exhibit 99.1

CrossFirst Bankshares, Inc. Reports Record Fourth Quarter and Record Full Year 2024 Results

LEAWOOD, Kan., January 28, 2025 (GLOBE NEWSWIRE) -- CrossFirst Bankshares, Inc. (Nasdaq: CFB), the bank holding company for CrossFirst Bank, today reported record fourth quarter net income of $22.1 million, or $0.44 per diluted common share, and record full year net income of $78.5 million, or $1.56 per diluted common share. Adjusted net income was $22.9 million, or $0.45 per diluted common share on an adjusted basis, for the fourth quarter and $81.6 million, or $1.62 per diluted common share on an adjusted basis, for the full year, after excluding merger costs related to the proposed transaction with First Busey Corporation (“Busey”) (Nasdaq: BUSE) previously announced on August 27, 2024.

Fourth Quarter 2024 Key Financial Performance Metrics

Net Income	ROAA(1)	Net Interest Margin – Fully Tax Equivalent (“FTE”)(1)	Diluted EPS	ROCE(1)
$22.1 million	1.15%	3.41%	$0.44	11.42%

Adjusted Fourth Quarter 2024 Key Financial Performance Metrics

Adjusted Net Income(2)	Adjusted ROAA(1)(2)	Net Interest Margin – (“FTE”)(1)	Adjusted Diluted EPS(2)	Adjusted ROCE(1)(2)
$22.9 million	1.20%	3.41%	$0.45	11.87%

CEO Commentary:

“We’re excited to have achieved record earnings for the quarter and the year as we approach the next steps in our transformational merger,” said Mike Maddox, CrossFirst CEO, President and Director. “Our team continues to deliver extraordinary service to our customers, and with the receipt of regulatory approval, we are well on our way to joining Busey in a partnership that is an ideal fit for our teams and will allow us to provide even more products, services and expertise to our customers and communities.”

2024 Fourth Quarter and Full Year Highlights:

●	Busey shareholders and CrossFirst shareholders each voted to adopt and approve, as applicable, all proposals relating to the previously announced merger in which Busey will acquire CrossFirst. Additionally, as of January 2025, all required regulatory approvals for Busey to acquire CrossFirst by merger have been obtained.
●	Improved profitability as operating revenue(3), adjusted net income(2), adjusted diluted earnings per common share(2), and adjusted return on average common equity(2) increased compared to the prior quarter and the prior year fourth quarter; full year 2024 operating revenue grew 7% compared to the prior year.
●	Net interest margin – FTE for the quarter grew to 3.41%, benefiting from the repricing lag between assets and liabilities from continued interest rate cuts, accelerated loan fees and purchase accounting marks of $0.5 million and the impact of interest rate cuts on a rate hedge of $0.4 million. Net interest margin – FTE for the full year 2024 was 3.28%, down five basis points compared to 2023, as prolonged high rates drove higher deposit costs in excess of yield increases on earning assets.
●	Loans ended the quarter at $6.3 billion, down $73 million, or 1%, compared to the prior quarter, and grew $130 million, or 2%, for the full year. Loan demand remained lower in the quarter primarily driven by economic uncertainty, the interest rate environment and continued strategic reductions in commercial real estate loans.
●	Deposits ended the quarter at $6.7 billion, an increase of $81 million, or 1%, for the quarter, and grew $224 million, or 3%, for the full year. Full year average deposits increased $546 million, or 9%, compared to 2023.
●	Non-performing assets were 0.52% of total assets, full year net charge-offs represented 0.09% of average loans and classified loans held steady at 10.7% of total capital and allowance for credit losses.

(1)	Ratios are annualized.
(2)	Represents a non-GAAP financial measure. See “Table 5. Non-GAAP Financial Measures” for a reconciliation to the most directly comparable financial measure calculated and presented in accordance with GAAP.
(3)	Net interest income plus non-interest income.

CROSSFIRST BANKSHARES, INC.

●	Provision expense was $3.5 million, which was flat compared to the third quarter; full year 2024 provision expense was $11.1 million, down $3.4 million compared to full year 2023 primarily due to lower loan growth.
●	Grew service charges and fees on client accounts and ATM and credit card interchange income almost 11% year-over-year.
●	Advanced our goal of controlling costs year-over-year as the full year 2024 efficiency ratio improved to 57.69%, a decrease of 2% since 2023, and the ratio of non-interest expense to average assets improved to 2.01%.
●	Increased capital ratios and remained well capitalized with total risk-based capital of 12.3% and common equity Tier 1 capital of 11.0%.
●	Grew book value per common share 9% to $15.69 at December 31, 2024 compared to the prior year end; tangible book value per common share(1) also grew 10% to $14.97 compared to a year ago.

	Three Months Ended			Full Year
(Dollars in millions except per share data)	December 31, 2024	September 30, 2024	December 31, 2023	December 31, 2024	December 31, 2023
Operating revenue(2)	$68.9	$67.1	$61.4	$261.8	$245.5
Net income	$22.1	$19.6	$17.7	$78.5	$66.7
Adjusted net income(1)	$22.9	$21.9	$19.6	$81.6	$72.8
Diluted earnings per common share	$0.44	$0.39	$0.35	$1.56	$1.34
Adjusted diluted earnings per common share(1)	$0.45	$0.43	$0.39	$1.62	$1.47
Return on average assets	1.15%	1.02%	0.97%	1.04%	0.95%
Adjusted return on average assets(1)	1.20%	1.14%	1.07%	1.09%	1.04%
Return on average common equity	11.42%	10.54%	10.71%	10.74%	10.36%
Adjusted return on average common equity(1)	11.87%	11.75%	11.89%	11.17%	11.32%
Net interest margin	3.38%	3.27%	3.19%	3.25%	3.29%
Net interest margin - FTE(3)	3.41%	3.29%	3.23%	3.28%	3.33%
Efficiency ratio	53.99%	57.52%	57.05%	57.69%	59.84%
Adjusted efficiency ratio - FTE(1)(3)	50.93%	52.30%	51.87%	54.61%	55.17%

(1)	Represents a non-GAAP financial measure. See “Table 5. Non-GAAP Financial Measures” for a reconciliation to the most directly comparable financial measure calculated and presented in accordance with GAAP.
(2)	Net interest income plus non-interest income.
(3)	Tax exempt income is calculated on a tax-equivalent basis. Tax-free municipal securities are exempt from federal income taxes. The incremental federal income tax rate used is 21.0%.

Transformative Partnership with Busey

On August 27, 2024, the Company and Busey jointly announced the signing of a definitive agreement and plan of merger pursuant to which CrossFirst would merge with and into Busey in an all-common stock transaction. During the fourth quarter of 2024, Busey shareholders and CrossFirst shareholders each voted to adopt and approve, as applicable, all proposals relating to the merger. During January 2025, all required regulatory approvals for Busey to acquire CrossFirst by merger were obtained. The transaction remains subject to the completion of the remaining customary closing conditions. Subject to satisfying these conditions, the parties currently expect to close the holding company merger on March 1, 2025. Given the pending transaction, the Company will not host a conference call or webcast to discuss its fourth quarter and full year 2024 results.

Income from Operations

Net income totaled $22.1 million, or $0.44 per diluted common share, for the fourth quarter of 2024, compared to $19.6 million, or $0.39 per diluted common share, for the third quarter of 2024 and $17.7 million, or $0.35 per diluted common share, for the fourth quarter of 2023. On a linked quarter basis, net income was higher due to an increase in net interest income and a decrease in non-interest expense. Compared to the same period in the prior year, the quarter’s results reflect higher net interest income and non-interest income and lower provision expense, partially offset by higher non-interest expense.  Full year net income of $78.5 million was higher than 2023 net income of $66.7 million as higher net interest income and non-interest income as well as lower provision expense more than offset higher non-interest expense.

For the fourth quarter of 2024, adjusted net income totaled $22.9 million, or $0.45 per diluted common share on an adjusted basis, compared to adjusted net income of $21.9 million, or $0.43 per diluted common share on an adjusted basis, for the third quarter of 2024 and $19.6 million, or $0.39 per diluted common share on an adjusted basis, for the fourth quarter of 2023.  Full year adjusted net income of $81.6 million, or $1.62 per diluted common share on an adjusted basis, increased compared to $72.8 million, or $1.47 per diluted common share on an adjusted basis, for the prior year.

CROSSFIRST BANKSHARES, INC.

Net Interest Income

Net interest income – FTE increased $1.8 million compared to the third quarter of 2024 due to higher net interest margin – FTE, which expanded by 12 basis points to 3.41%, partially offset by slightly lower average earning assets. The yield on earning assets decreased 26 basis points due to lower yields on loans, taxable securities and cash. The quarter included a benefit of three basis points from accelerated loan fees and purchase accounting marks net of non-accrual interest reversals and a two basis points benefit from the cost of a rate hedge, all of which improved the yield on earning assets. The cost of funds decreased 39 basis points due to decreases in transaction, savings and money market, and time deposit rates as the Federal Reserve continued to cut interest rates in the quarter.  The decrease in average earning assets was driven by lower average loan and securities balances partially offset by higher average cash balances.

Compared to the fourth quarter of 2023, net interest income – FTE increased $5.9 million due to higher average earning assets and the expansion of net interest margin – FTE by 18 basis points to 3.41%. The yield on earning assets increased one basis point which included the cost of a rate hedge that lowered the earning asset yield for the current quarter by five basis points. The cost of funds decreased 17 basis points compared to the fourth quarter of 2023 due to Federal Reserve interest rate cuts partially offset by a reduction in average non-interest-bearing deposits compared to the prior year. The increase in average earning assets was driven by higher average loan and cash balances.

Full year net interest income – FTE was $240.7 million, an increase of $13.0 million, or 6%, compared to 2023. The net interest margin – FTE for the full year narrowed five basis points compared to the prior year to 3.28% as our cost of funds rose more than our increase in yields on earning assets, coupled with a decrease in average non-interest-bearing deposits. The yield on earning assets increased 36 basis points primarily due to higher loan yields. The cost of funds increased 46 basis points over the same period due to pricing pressure on deposits as well as client migration into higher cost deposit products in response to the interest rate environment. Average earning assets increased primarily due to loan growth.

The balance sheet remains slightly liability sensitive with an expected 1.0% increase in net interest income for a 100 basis points decrease in interest rates.

Non-Interest Income

Non-interest income was flat compared to the third quarter of 2024 and increased $1.4 million compared to the same quarter in 2023. Compared to the linked quarter, decreases in client-related other non-interest income and ATM and credit card interchange income were partially offset by higher gain on sale of loans and client-related swap fees. Compared to the same quarter in the prior year, the increase is related to a one-time loss on bond repositioning in 2023, higher service charges and fees, and higher client-related swap fees partially offset by lower gain on sale of loans.

Full year non-interest income was up $2.5 million compared to 2023, as service charges and fees on customer accounts and ATM and credit card interchange income grew almost 11%. In addition, growth in client-related other non-interest income, client-related swap fees and bank-owned life insurance and impacts of a one-time loss on bond repositioning in 2023, were partially offset by lower gain on sale of loans.

Non-Interest Expense

Non-interest expense decreased $1.4 million from the third quarter of 2024 and increased $2.1 million from the fourth quarter of 2023. The fourth quarter of 2024 included $1.0 million of merger-related expenses with $0.4 million included in professional fees and $0.6 million in salaries and employee benefits. The third quarter of 2024 included $2.4 million of merger-related expenses with $1.8 million included in professional fees, $0.5 million in salaries and employee benefits, and $0.1 million in other non-interest expense. The fourth quarter of 2023 included $1.3 million of merger-related expenses with $0.5 million each in salaries and benefits and professional fees and $0.3 million in software and communication. Excluding these merger-related expenses, non-interest expense was flat compared to the third quarter of 2024 and increased $2.4 million compared to the fourth quarter of 2023.

Excluding merger-related expenses in both comparative periods, total non-interest expenses were consistent between the fourth quarter and third quarter of 2024. Lower salaries and employee benefits and lower other non-interest expenses were offset by higher professional fees and software and communication expenses. Excluding merger-related expenses in both comparative periods, the increase in expense compared to the fourth quarter of 2023 was primarily due to an increase in salaries and employee benefits due to annual merit increases and higher incentive-based compensation.

Full year non-interest expense increased $4.1 million compared to 2023. Excluding merger-related costs and employee separation costs, full year non-interest expense increased $6.5 million compared to the prior year. On an adjusted basis, salaries and employee benefits were higher primarily due to annual merit increases and higher incentive-based compensation, other non-interest expense

CROSSFIRST BANKSHARES, INC.

increased due to new digital banking platform implementation expense. Software and communication expense and occupancy expense also increased due to additional branch locations in 2024.

The Company’s effective tax rate for the fourth quarter of 2024 was 21.7%, compared to 21.4% in the third quarter of 2024 and 20.8% for the fourth quarter of 2023. The rate for the fourth quarter of 2024 was slightly higher primarily due to lower tax-exempt income and the impact of non-deductible merger-related expenses.

Statement of Financial Condition Performance & Analysis

During the fourth quarter of 2024, total assets increased $88 million, or 1%, compared to the end of the prior quarter and increased $289 million, or 4%, compared to December 31, 2023. Total assets increased compared to September 30, 2024, primarily due to an increase in cash partially offset with decreases in securities and loans. Compared to December 31, 2023, the increase was primarily related to increases in loans and cash. Deposits increased $81 million, or 1%, compared to September 30, 2024, and increased $224 million, or 3%, compared to December 31, 2023. Total liquidity as a percent of total assets as of December 31, 2024, including liquidity from on-balance sheet and off-balance sheet sources, increased from the prior quarter end to 37% primarily due to increased cash at December 31, 2024.

Loan Results

During the fourth quarter of 2024, loans decreased $73 million compared to September 30, 2024, with decreases in commercial and industrial and commercial real estate loan segments, partially offset by an increase in the energy segment. Loan demand continued to be generally weaker in the quarter, primarily due to economic uncertainty, the interest rate environment and continued strategic reductions in commercial real estate loans. Loans increased $130 million, or 2%, compared to December 31, 2023. The loan increase compared to December 31, 2023, was primarily due to growth in the energy segment.

							QoQ	QoQ	YoY	YoY
						% of	Growth	Growth	Growth	Growth
	12/31/2024	9/30/2024	6/30/2024	3/31/2024	12/31/2023	Total	($)	(%)	($)	(%)

	(Dollars in millions)
Period-end loans (gross)
Commercial and industrial	$2,164	$2,221	$2,207	$2,179	$2,160	34%	$(57)	(3)%	$4	—%
Energy	319	224	234	221	214	5	95	42	105	49
Commercial real estate - owner-occupied	552	583	592	578	567	9	(31)	(5)	(15)	(3)
Commercial real estate - non-owner-occupied	2,723	2,803	2,812	2,770	2,686	44	(80)	(3)	37	1
Residential real estate	479	477	474	469	464	8	2	—	15	3
Consumer	21	23	25	32	37	—	(2)	(9)	(16)	(43)
Total	$6,258	$6,331	$6,344	$6,249	$6,128	100%	$(73)	(1)%	$130	2%

Deposit & Other Borrowing Results

During the fourth quarter of 2024, deposits increased 1%, compared to September 30, 2024, and increased 3%, compared to December 31, 2023. The deposit increase compared to September 30, 2024 was primarily due to increases in non-interest bearing deposits and savings and money market deposits, partially offset by decreases in time deposits. The total deposit increase compared to December 31, 2023 was primarily due to increases in savings and money market deposits and time deposits.

						QoQ	QoQ	YoY	YoY
						Growth	Growth	Growth	Growth
	12/31/2024	9/30/2024	6/30/2024	3/31/2024	12/31/2023	($)	(%)	($)	(%)

	(Dollars in millions)
Period-end deposits
Non-interest-bearing deposits	$977	$901	$958	$954	$990	$76	8%	$(13)	(1)%
Transaction deposits	821	812	774	867	800	9	1	21	3
Savings and money market deposits	2,985	2,934	3,062	2,929	2,870	51	2	115	4
Time deposits	1,932	1,987	1,940	1,837	1,831	(55)	(3)	101	6
Total	$6,715	$6,634	$6,734	$6,587	$6,491	$81	1%	$224	3%

FHLB and other borrowings ended the quarter at $84 million compared to $85 million at September 30, 2024, and $87 million at December 31, 2023. The average borrowings balance was lower this quarter as we utilized borrowings during the prior quarter due to seasonal client cash outflows.

CROSSFIRST BANKSHARES, INC.

Asset Quality and Provision for Credit Losses

The Company recorded $3.5 million of provision expense, compared to $3.5 million in the prior quarter and $4.1 million in the prior year fourth quarter. The current quarter’s provision expense was primarily driven by increases in net charge-offs and specific reserves for two commercial and industrial credits that moved to non-accrual status during the quarter, partially offset by an improvement in economic factors.

Non-performing assets increased $14.4 million to $40.2 million, or 0.52% of total assets, at December 31, 2024. The increase was primarily due to increases in non-accrual loans and foreclosed assets held for sale, partially offset by a decrease in loans 90+ days past due and still accruing. Loans 30 – 89 days past due were higher than the very low prior quarter levels but remain manageable and within the expectations for the portfolio. Annualized net charge-offs were 0.10% for the quarter compared to 0.10% in the prior quarter and 0.12% in the prior year fourth quarter. Full year net charge-offs were 0.09%. The ratio of classified loans to total capital and ACL remained flat at 10.7% compared to the prior quarter.

The allowance for credit losses was $79.0 million as of December 31, 2024 and increased slightly from the prior quarter to 1.26% of outstanding loans. The combined allowance for credit losses and accrual for off-balance sheet credit risk from unfunded commitments (“RUC”) was $84.6 million or 1.35% of outstanding loans.

The following table provides information regarding asset quality.

Asset quality (Dollars in millions)	12/31/2024	9/30/2024	6/30/2024	3/31/2024	12/31/2023
Non-accrual loans	$27.4	$10.2	$10.1	$12.1	$18.5
Foreclosed assets held for sale	6.0	5.2	4.8	5.4	—
Loans 90+ days past due and still accruing	6.8	10.4	1.8	2.9	6.3
Non-performing assets	$40.2	$25.8	$16.7	$20.4	$24.8

Loans 30 - 89 days past due	16.7	4.2	16.0	46.4	2.0
Net charge-offs (recoveries)	1.6	1.6	1.0	1.5	1.9

Asset quality metrics (%)	12/31/2024	9/30/2024	6/30/2024	3/31/2024	12/31/2023
Nonperforming assets to total assets	0.52%	0.34%	0.22%	0.27%	0.34%
Allowance for credit losses to total loans	1.26	1.23	1.20	1.20	1.20
Allowance for credit losses + RUC to total loans(1)	1.35	1.32	1.28	1.28	1.30
Allowance for credit losses to non-performing loans	231	378	640	499	296
Net charge-offs (recoveries) to average loans(2)	0.10	0.10	0.07	0.10	0.12
Classified Loans / (Total Capital + ACL)	10.7	10.7	13.3	15.9	14.9
Classified Loans / (Total Capital + ACL + RUC)(1)	10.6	10.6	13.3	15.8	14.8

(1)	Includes the accrual for off-balance sheet credit risk from unfunded commitments.
(2)	Interim periods annualized.

Capital Position

At December 31, 2024, stockholders’ equity totaled $774 million, or $15.69 of book value per common share, compared to $708 million, or $14.35 of book value per common share, at December 31, 2023.

Tangible book value per common share(1) was $14.97 at December 31, 2024, an increase of $1.41, or 10%, from December 31, 2023. The increase was primarily due to net income partially offset by the change in other comprehensive loss. The ratio of common equity Tier 1 capital to risk-weighted assets was approximately 11.0%, and the ratio of total capital to risk-weighted assets was approximately 12.3% at December 31, 2024.

(1)	Represents a non-GAAP financial measure. See “Table 5. Non-GAAP Financial Measures” for a reconciliation to the most directly comparable financial measure calculated and presented in accordance with GAAP.

CROSSFIRST BANKSHARES, INC.

Cautionary Note Regarding Forward-Looking Information

The financial results in this press release reflect preliminary, unaudited results, which are not final until the Company’s Annual Report on Form 10-K is filed. This earnings release contains forward-looking statements regarding, among other things, our business plans; our expectations regarding our proposed transaction with Busey; growth opportunities; expense control initiatives; anticipated expenses, cash requirements and sources of liquidity; capital allocation strategies and plans; and future financial performance. These statements are often, but not always, made through the use of words or phrases such as “growth,” “plan,” “guidance,” “future,” “opportunities,” “anticipate,” “expect,” “expected,” “will,” “initiatives,” “focused,” and similar words or phrases of a future or forward-looking nature. The inclusion of forward-looking information herein should not be regarded as a representation by us or any other person that the future plans, estimates or expectations contemplated by us will be achieved. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about our industry, management’s beliefs, certain assumptions made by management, and financial trends that may affect our financial condition, results of operations, business strategy or financial needs, many of which, by their nature, are inherently uncertain and beyond our control. Our actual results could differ materially from those anticipated in such forward-looking statements.

Accordingly, we caution you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions, estimates and uncertainties that are difficult to predict. Although we believe that the expectations reflected in these forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the results expressed or implied by the forward-looking statements due to a number of factors, including, without limitation, the following: the possibility that the proposed transaction with Busey will not close when expected or at all; the possibility that the anticipated benefits of the proposed transaction will not be realized when expected or at all; the possibility that the parties may be unable to achieve expected synergies and operating efficiencies in the merger within the expected timeframes or at all and to successfully integrate CrossFirst’s operations and those of Busey; effects of the announcement, pendency or completion of the proposed transaction on the ability of CrossFirst to retain customers and retain and hire key personnel and maintain relationships with our suppliers, and on our operating results and business generally; uncertain or unfavorable business or economic conditions and any regulatory responses thereto, including uncertainty and volatility in the financial markets, possible slowing or recessionary economic conditions and continuing or increasing inflation; geographic concentration of our markets; changes in market interest rates that affect the pricing of our products and our net interest income; our ability to effectively execute our growth strategy and manage our growth, including entering new lines of business or offering new or enhanced services or products; fluctuations in the fair value of our investments; our ability to successfully manage our credit risk, particularly in our commercial real estate, energy and commercial-based loan portfolios, and the sufficiency of our allowance for credit losses; declines in the values of the real estate and other collateral securing loans in our portfolio; an increase in non-performing assets; borrower and depositor concentration risks; risks associated with originating Small Business Administration loans; our dependence on our management team, including our ability to attract, hire and retain key employees and their client and community relationships; our ability to raise and maintain sufficient liquidity and capital; competition from banks, credit unions, FinTech companies and other financial services providers; the effectiveness of our risk management framework; accounting estimates; our ability to maintain effective internal control over financial reporting; our ability to keep pace with technological changes; system failures, service denials, cyber incidents or other failures, disruptions or security breaches; employee error, employee or client misconduct, fraud committed against the Company or our clients, or incomplete or inaccurate information about clients and counterparties; disruptions to our business caused by our third-party service providers; our ability to maintain our reputation; environmental liability or failure to comply with regulatory requirements affecting foreclosed properties; costs and effects of litigation, investigations or similar matters to which we may be subject; risk exposure from transactions with financial counterparties; severe weather, natural disasters, pandemics or other health crises, acts of war or terrorism, climate change and responses thereto, or other external events; compliance with (and changes in) laws, rules, regulations, interpretations or policies relating to or affecting financial institutions, including stringent capital requirements, higher FDIC insurance premiums and assessments, consumer protection laws and privacy laws and accounting, tax, trade, monetary and fiscal matters, including the policies of the Federal Reserve and as a result of government initiatives; systemic risks across the banking industry associated with the soundness of other financial institutions; volatility in our stock price and other risks associated with our common stock; changes in our dividend or share repurchase policies and practices or other external events. These and other factors that could cause results to differ materially from those described in the forward-looking statements, as well as a discussion of the risks and uncertainties that may affect our business, can be found in our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and in other filings we make with the Securities and Exchange Commission. These forward-looking statements are made as of the date hereof, and we disclaim any obligation to update any forward-looking statement or to publicly announce the results of any revisions to any of the forward-looking statements included herein, except as required by law.

CROSSFIRST BANKSHARES, INC.

About CrossFirst Bankshares, Inc.

CrossFirst Bankshares, Inc. (Nasdaq: CFB) is a Kansas corporation and a registered bank holding company for its wholly owned subsidiary, CrossFirst Bank, a full-service financial institution that offers products and services to businesses, professionals, individuals, and families. CrossFirst Bank, headquartered in Leawood, Kansas, has locations in Kansas, Missouri, Oklahoma, Texas, Arizona, Colorado, and New Mexico.

Additional Information and Where to Find It

In connection with the proposed transaction, Busey filed a registration statement on Form S-4 with the SEC. The registration statement included a joint proxy statement of Busey and CrossFirst, which also constitutes a prospectus of Busey, that was sent to stockholders of Busey and CrossFirst seeking certain approvals related to the proposed transaction.

The information contained herein does not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful. INVESTORS AND SECURITY HOLDERS OF BUSEY AND CROSSFIRST AND THEIR RESPECTIVE AFFILIATES ARE URGED TO READ THE REGISTRATION STATEMENT ON FORM S-4, THE JOINT PROXY STATEMENT/PROSPECTUS INCLUDED WITHIN THE REGISTRATION STATEMENT ON FORM S-4 AND ANY OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT BUSEY, CROSSFIRST AND THE PROPOSED TRANSACTION. Investors and security holders may obtain a free copy of the registration statement, including the joint proxy statement/prospectus, as well as other relevant documents filed with the SEC containing information about Busey and CrossFirst, without charge, at the SEC’s website (http://www.sec.gov). Copies of documents filed with the SEC by Busey will be made available free of charge in the “SEC Filings” section of Busey’s website, https://ir.busey.com. Copies of documents filed with the SEC by CrossFirst will be made available free of charge in the “Investor Relations” section of CrossFirst’s website, https://investors.crossfirstbankshares.com.

INVESTOR CONTACT

Mike Daley, Chief Accounting Officer and Head of Investor Relations

mike.daley@crossfirstbank.com

(913) 754-9707

https://investors.crossfirstbankshares.com

CROSSFIRST BANKSHARES, INC.

TABLE 1. CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (UNAUDITED)

	December 31, 2024	September 30, 2024	December 31, 2023

	(Dollars in thousands)
Assets
Cash and cash equivalents	$409,209	$236,937	$255,229
Available-for-sale securities - taxable	450,508	454,077	413,217
Available-for-sale securities - tax-exempt	319,340	329,918	353,436
Loans, net of unearned fees	6,258,263	6,331,049	6,127,690
Allowance for credit losses on loans	78,962	77,757	73,462
Loans, net of the allowance for credit losses on loans	6,179,301	6,253,292	6,054,228
Premises and equipment, net	68,548	68,990	70,869
Restricted equity securities	3,682	3,715	3,950
Interest receivable	35,831	39,485	37,294
Foreclosed assets held for sale	5,976	5,248	—
Goodwill and other intangible assets, net	27,766	28,620	31,335
Bank-owned life insurance	72,813	72,290	70,810
Other	96,726	89,620	90,312
Total assets	$7,669,700	$7,582,192	$7,380,680
Liabilities and stockholders’ equity
Deposits
Non-interest-bearing	$976,762	$900,794	$990,458
Savings, NOW and money market	3,806,359	3,746,812	3,669,726
Time	1,931,836	1,986,670	1,831,092
Total deposits	6,714,957	6,634,276	6,491,276
Federal Home Loan Bank advances	76,184	76,221	77,889
Other borrowings	8,261	8,598	8,950
Interest payable and other liabilities	96,461	91,388	94,422
Total liabilities	6,895,863	6,810,483	6,672,537
Stockholders’ equity
Preferred Stock, $0.01 par value: Authorized - 5,000,000 shares, issued - 7,750 at December 31, 2024, September 30, 2024 and December 31, 2023	—	—	—
Common Stock, $0.01 par value: Authorized - 200,000,000 shares, issued - 53,660,989, 53,638,827 and 53,326,641 at December 31, 2024, September 30, 2024 and December 31, 2023, respectively	537	536	533
Treasury stock, at cost: 4,340,033 shares held at December 31, 2024 and September 30, 2024 and 3,990,753 at December 31, 2023	(62,695)	(62,753)	(58,251)
Additional paid-in capital	548,364	547,138	543,556
Retained earnings	350,277	328,380	272,351
Accumulated other comprehensive loss	(62,646)	(41,592)	(50,046)
Total stockholders’ equity	773,837	771,709	708,143
Total liabilities and stockholders’ equity	$7,669,700	$7,582,192	$7,380,680

CROSSFIRST BANKSHARES, INC.

TABLE 2. CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2024	2024	2023	2024	2023

	(Dollars in thousands except per share data)
Interest Income
Loans, including fees	$113,099	$118,566	$108,679	$455,110	$400,910
Available-for-sale securities - taxable	5,091	5,172	3,958	19,843	11,518
Available-for-sale securities - tax-exempt	2,345	2,426	3,116	9,878	13,846
Deposits with financial institutions	2,591	2,375	1,950	8,932	8,017
Dividends on bank stocks	75	113	107	427	860
Total interest income	123,201	128,652	117,810	494,190	435,151
Interest Expense
Deposits	59,700	66,736	60,127	252,247	201,812
Fed funds purchased and repurchase agreements	—	—	3	—	54
Federal Home Loan Bank advances	456	689	626	3,058	7,754
Other borrowings	61	64	100	252	690
Total interest expense	60,217	67,489	60,856	255,557	210,310
Net Interest Income	62,984	61,163	56,954	238,633	224,841
Provision for Credit Losses	3,541	3,533	4,099	11,112	14,489
Net Interest Income after Provision for Credit Losses	59,443	57,630	52,855	227,521	210,352
Non-Interest Income
Service charges and fees on client accounts	2,344	2,320	1,998	9,101	8,186
ATM and credit card interchange income	1,451	1,523	1,556	6,029	5,469
Gain on sale of loans	321	170	553	1,468	2,684
Income from bank-owned life insurance	523	523	443	2,003	1,709
Swap fees and credit valuation adjustments, net	283	194	134	723	365
Other non-interest income	966	1,235	(201)	3,819	2,251
Total non-interest income	5,888	5,965	4,483	23,143	20,664
Non-Interest Expense
Salaries and employee benefits	23,021	23,346	20,478	93,114	89,178
Occupancy	3,257	3,181	3,144	12,825	12,355
Professional fees	1,417	2,517	1,548	5,989	7,081
Deposit insurance premiums	1,629	1,845	1,902	7,231	7,261
Data processing	704	771	1,052	4,164	4,255
Advertising	869	723	892	2,641	2,886
Software and communication	1,984	1,633	1,819	7,274	7,023
Foreclosed assets, net	153	36	—	442	128
Core deposit intangible amortization	854	878	957	3,569	3,503
Other non-interest expense	3,296	3,679	3,257	13,774	13,237
Total non-interest expense	37,184	38,609	35,049	151,023	146,907
Net Income Before Taxes	28,147	24,986	22,289	99,641	84,109
Income tax expense	6,095	5,337	4,638	21,095	17,440
Net Income	$22,052	$19,649	$17,651	$78,546	$66,669
Basic Earnings Per Common Share	$0.44	$0.39	$0.35	$1.58	$1.35
Diluted Earnings Per Common Share	$0.44	$0.39	$0.35	$1.56	$1.34

CROSSFIRST BANKSHARES, INC.

TABLE 3. YEAR-TO-DATE ANALYSIS OF CHANGES IN NET INTEREST INCOME – FTE (UNAUDITED)

	Year Ended
	December 31,
	2024			2023
		Interest	Average		Interest	Average
	Average	Income /	Yield /	Average	Income /	Yield /
	Balance	Expense	Rate(3)	Balance	Expense	Rate(3)

	(Dollars in thousands)
Interest-earning assets:
Securities - taxable	$475,151	$20,270	4.27%	$343,451	$12,378	3.60%
Securities - tax-exempt - FTE(1)	382,703	11,952	3.12	500,781	16,754	3.35
Federal funds sold	—	—	—	562	13	2.31
Interest-bearing deposits in other banks	192,315	8,932	4.65	175,353	8,004	4.56
Gross loans, net of unearned income(2)	6,292,318	455,110	7.23	5,821,027	400,910	6.89
Total interest-earning assets - FTE(1)	7,342,487	$496,264	6.76%	6,841,174	$438,059	6.40%
Allowance for loan losses	(76,529)			(67,687)
Other non-interest-earning assets	256,405			225,408
Total assets	$7,522,363			$6,998,895
Interest-bearing liabilities
Transaction deposits	$824,501	$29,860	3.62%	$661,700	$21,137	3.19%
Savings and money market deposits	2,925,838	125,434	4.29	2,798,937	111,339	3.98
Time deposits	1,929,443	96,953	5.03	1,572,352	69,336	4.41
Total interest-bearing deposits	5,679,782	252,247	4.44	5,032,989	201,812	4.01
FHLB and short-term borrowings	98,627	3,058	3.10	210,838	8,258	3.92
Trust preferred securities, net of fair value adjustments	1,144	252	22.03	1,084	240	22.14
Non-interest-bearing deposits	904,815	—	—	1,005,722	—	—
Cost of funds	6,684,368	$255,557	3.82%	6,250,633	$210,310	3.36%
Other liabilities	104,739			102,735
Stockholders’ equity	733,256			645,527
Total liabilities and stockholders’ equity	$7,522,363			$6,998,895
Net interest income - FTE(1)		$240,707			$227,749
Net interest spread - FTE(1)			2.94%			3.04%
Net interest margin - FTE(1)			3.28%			3.33%

(1)	Tax exempt income is calculated on a tax-equivalent basis. Tax-free municipal securities are exempt from federal income taxes. The incremental income tax rate used is 21.0%.
(2)	Average loan balances include non-accrual loans.
(3)	Actual unrounded values are used to calculate the reported yield or rate disclosed. Accordingly, recalculations using the amounts in thousands as disclosed in this release may not produce the same amounts.

CROSSFIRST BANKSHARES, INC.

TABLE 4. QUARTERLY ANALYSIS OF CHANGES IN NET INTEREST INCOME – FTE (UNAUDITED)

	Three Months Ended
	December 31, 2024			September 30, 2024			December 31, 2023
		Interest	Average		Interest	Average		Interest	Average
	Average	Income /	Yield /	Average	Income /	Yield /	Average	Income /	Yield /
	Balance	Expense	Rate(3)	Balance	Expense	Rate(3)	Balance	Expense	Rate(3)

	(Dollars in thousands)
Interest-earning assets:
Securities - taxable	$481,023	$5,166	4.30%	$487,261	$5,285	4.34%	$409,690	$4,065	3.97%
Securities - tax-exempt - FTE(1)	369,084	2,838	3.08	377,880	2,935	3.11	460,568	3,770	3.27
Federal funds sold	—	—	—	—	—	—	179	2	4.43
Interest-bearing deposits in other banks	236,363	2,591	4.36	196,447	2,375	4.81	162,603	1,948	4.75
Gross loans, net of unearned income(2)	6,331,502	113,099	7.11	6,392,678	118,566	7.38	6,053,689	108,679	7.12
Total interest-earning assets - FTE(1)	7,417,972	$123,694	6.64%	7,454,266	$129,161	6.90%	7,086,729	$118,464	6.63%
Allowance for loan losses	(79,261)			(77,071)			(71,907)
Other non-interest-earning assets	268,456			261,875			216,789
Total assets	$7,607,167			$7,639,070			$7,231,611
Interest-bearing liabilities
Transaction deposits	$823,504	$6,951	3.36%	$796,260	$7,622	3.81%	$812,536	$7,571	3.70%
Savings and money market deposits	2,958,826	28,696	3.86	2,986,301	33,115	4.41	2,831,643	31,188	4.37
Time deposits	1,963,107	24,053	4.87	2,013,955	25,999	5.14	1,771,236	21,368	4.79
Total interest-bearing deposits	5,745,437	59,700	4.13	5,796,516	66,736	4.58	5,415,415	60,127	4.40
FHLB and short-term borrowings	76,209	456	2.38	92,690	689	2.96	92,270	665	2.86
Trust preferred securities, net of fair value adjustments	1,168	61	20.78	1,152	64	22.10	1,106	64	22.96
Non-interest-bearing deposits	908,346	—	—	901,212	—	—	956,027	—	—
Cost of funds	6,731,160	$60,217	3.56%	6,791,570	$67,489	3.95%	6,464,818	$60,856	3.73%
Other liabilities	105,747			104,099			111,161
Stockholders’ equity	770,260			743,401			655,632
Total liabilities and stockholders’ equity	$7,607,167			$7,639,070			$7,231,611
Net interest income - FTE(1)		$63,477			$61,672			$57,608
Net interest spread - FTE(1)			3.08%			2.95%			2.90%
Net interest margin - FTE(1)			3.41%			3.29%			3.23%

(1)	Tax exempt income is calculated on a tax-equivalent basis. Tax-free municipal securities are exempt from federal income taxes. The incremental income tax rate used is 21.0%.
(2)	Average loan balances include non-accrual loans.
(3)	Actual unrounded values are used to calculate the reported yield or rate disclosed. Accordingly, recalculations using the amounts in thousands as disclosed in this release may not produce the same amounts.

CROSSFIRST BANKSHARES, INC.

TABLE 5. NON-GAAP FINANCIAL MEASURES

Non-GAAP Financial Measures

In addition to disclosing financial measures determined in accordance with U.S. generally accepted accounting principles (GAAP), the Company discloses non-GAAP financial measures in this release including “tangible common stockholders’ equity,” “tangible book value per common share,” “adjusted efficiency ratio – fully tax equivalent (FTE),” “adjusted net income,” “adjusted diluted earnings per common share,” “adjusted return on average assets (ROAA),” and “adjusted return on average common equity (ROCE).” We consider the use of select non-GAAP financial measures and ratios to be useful for financial and operational decision making and useful in evaluating period-to-period comparisons. We believe that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding certain expenditures or gains that we believe are not indicative of our primary business operating results. We believe that management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, analyzing and comparing past, present and future periods.

These non-GAAP financial measures should not be considered a substitute for financial information presented in accordance with GAAP and you should not rely on non-GAAP financial measures alone as measures of our performance. The non-GAAP financial measures we present may differ from non-GAAP financial measures used by our peers or other companies. We compensate for these limitations by providing the equivalent GAAP measures whenever we present the non-GAAP financial measures and by including a reconciliation of the impact of the components adjusted for in the non-GAAP financial measure so that both measures and the individual components may be considered when analyzing our performance.

A reconciliation of non-GAAP financial measures to the comparable GAAP financial measures follows.

	Three Months Ended					Year Ended
	12/31/2024	9/30/2024	6/30/2024	3/31/2024	12/31/2023	12/31/2024	12/31/2023

	(Dollars in thousands, except per share data)
Adjusted net income:
Net income (GAAP)	$22,052	$19,649	$18,622	$18,223	$17,651	$78,546	$66,669
Add: Merger costs	1,000	2,355	—	—	1,300	3,355	4,443
Add: Acquisition - Day 1 CECL provision	—	—	—	—	—	—	900
Add: Employee separation	—	—	—	—	—	—	1,300
Add: Loss on bond repositioning	—	—	—	—	1,130	—	1,130
Less: Tax effect(1)	(155)	(116)	—	—	(510)	(271)	(1,632)
Adjusted net income	$22,897	$21,888	$18,622	$18,223	$19,571	$81,630	$72,810
Preferred stock dividends	$155	$155	$155	$155	$155	$620	$413
Diluted weighted average common shares outstanding	50,056,100	50,048,541	49,784,067	49,967,638	49,788,962	49,975,845	49,340,066
Diluted earnings per common share (GAAP)	$0.44	$0.39	$0.37	$0.36	$0.35	$1.56	$1.34
Adjusted diluted earnings per common share	$0.45	$0.43	$0.37	$0.36	$0.39	$1.62	$1.47

(1)	Represents the tax impact of the adjustments at a tax rate of 21.0% and permanent tax expense associated with merger-related transactions.

	Three Months Ended					Year Ended
	12/31/2024	9/30/2024	6/30/2024	3/31/2024	12/31/2023	12/31/2024	12/31/2023

	(Dollars in thousands)
Adjusted return on average assets:
Net income (GAAP)	$22,052	$19,649	$18,622	$18,223	$17,651	$78,546	$66,669
Adjusted net income	22,897	21,888	18,622	18,223	19,571	81,630	72,810
Average assets	$7,607,167	$7,639,070	$7,494,941	$7,344,102	$7,231,611	$7,522,363	$6,998,895
Return on average assets (GAAP)	1.15%	1.02%	1.00%	1.00%	0.97%	1.04%	0.95%
Adjusted return on average assets	1.20%	1.14%	1.00%	1.00%	1.07%	1.09%	1.04%

CROSSFIRST BANKSHARES, INC.

	Three Months Ended					Year Ended
	12/31/2024	9/30/2024	6/30/2024	3/31/2024	12/31/2023	12/31/2024	12/31/2023

	(Dollars in thousands)
Adjusted return on average common equity:
Net income (GAAP)	$22,052	$19,649	$18,622	$18,223	$17,651	$78,546	$66,669
Preferred stock dividends	155	155	155	155	155	620	413
Net income attributable to common stockholders	$21,897	$19,494	$18,467	$18,068	$17,496	$77,926	$66,256

Adjusted net income	$22,897	$21,888	$18,622	$18,223	$19,571	$81,630	$72,810
Preferred stock dividends	155	155	155	155	155	620	413
Adjusted net income attributable to common stockholders	$22,742	$21,733	$18,467	$18,068	$19,416	$81,010	$72,397
Average common equity	$762,510	$735,651	$701,483	$701,598	$647,882	$725,506	$639,624
Return on average common equity (GAAP)	11.42%	10.54%	10.59%	10.36%	10.71%	10.74%	10.36%
Adjusted return on average common equity	11.87%	11.75%	10.59%	10.36%	11.89%	11.17%	11.32%

	Balance at
	12/31/2024	9/30/2024	6/30/2024	3/31/2024	12/31/2023

	(Dollars in thousands, except per share data)
Tangible common stockholders’ equity:
Total stockholders’ equity (GAAP)	$773,837	$771,709	$727,878	$714,971	$708,143
Less: goodwill and other intangible assets	27,766	28,620	29,499	30,404	31,335
Less: preferred stock	7,750	7,750	7,750	7,750	7,750
Tangible common stockholders’ equity	$738,321	$735,339	$690,629	$676,817	$669,058
Common shares outstanding at end of period	49,320,956	49,298,794	49,250,140	49,400,466	49,335,888
Book value per common share (GAAP)	$15.69	$15.65	$14.78	$14.47	$14.35
Tangible book value per common share	$14.97	$14.92	$14.02	$13.70	$13.56

	Three Months Ended					Year Ended
	12/31/2024	9/30/2024	6/30/2024	3/31/2024	12/31/2023	12/31/2024	12/31/2023

	(Dollars in thousands)
Adjusted Efficiency Ratio - Fully Tax Equivalent (FTE)(1)
Non-interest expense (GAAP)	$37,184	$38,609	$37,725	$37,505	$35,049	$151,023	$146,907
Less: Merger costs	(1,000)	(2,355)	—	—	(1,300)	(3,355)	(4,443)
Less: Core deposit intangible amortization	(854)	(878)	(906)	(931)	(957)	(3,569)	(3,503)
Less: Employee separation	—	—	—	—	—	—	(1,300)
Adjusted Non-interest expense (numerator)	$35,330	$35,376	$36,819	$36,574	$32,792	$144,099	$137,661
Net interest income (GAAP)	62,984	61,163	57,892	56,594	56,954	238,633	224,841
Tax equivalent interest income(1)	493	509	536	536	654	2,074	2,908
Non-interest income (GAAP)	5,888	5,965	5,701	5,589	4,483	23,143	20,664
Add: Loss on bond repositioning	—	—	—	—	1,130	—	1,130
Total adjusted tax-equivalent income (denominator)	$69,365	$67,637	$64,129	$62,719	$63,221	$263,850	$249,543
Efficiency Ratio (GAAP)	53.99%	57.52%	59.32%	60.31%	57.05%	57.69%	59.84%
Adjusted Efficiency Ratio - Fully Tax Equivalent (FTE)(1)	50.93%	52.30%	57.41%	58.31%	51.87%	54.61%	55.17%

(1)	Tax exempt income (tax-free municipal securities) is calculated on a tax equivalent basis. The incremental tax rate used is 21.0%.